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                                                             Exhibit 12(a)(1)(D)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                   BOISE CASCADE OFFICE PRODUCTS CORPORATION
                                       AT
                              $16.50 NET PER SHARE
                                       BY

                         BOISE ACQUISITION CORPORATION,

                          A WHOLLY-OWNED SUBSIDIARY OF

                           BOISE CASCADE CORPORATION
     ----------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                  APRIL 19, 2000, UNLESS THE OFFER IS EXTENDED.
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                                                                  MARCH 22, 2000

To Brokers, Dealers, Banks, Trust Companies, and Other Nominees:

    Boise Acquisition Corporation ("Purchaser"), a Delaware corporation and wholly-owned subsidiary of Boise Cascade Corporation, a Delaware corporation ("Parent"), has made an offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Boise Cascade Office Products Corporation, a Delaware corporation ("BCOP"), at $16.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated March 22, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal, also enclosed (which together constitute the "Offer").

    The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions to the obligations of Purchaser, Parent, and BCOP to consummate the Offer, including the tender of a majority of the shares of BCOP's common stock not beneficially owned by Parent or any of Parent's subsidiaries.

    We are enclosing the following documents for your information and use:

    1.  Offer to Purchase dated March 22, 2000;

    2. Letter of Transmittal to be used by BCOP's shareholders to accept the Offer and tender Shares. Exact copies of the Letter of Transmittal may be used to tender Shares;

    3. Letter to Clients which may be sent to clients for whom you hold Shares in your name (or the name of your nominee) with space provided for obtaining your clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery to be used to accept the Offer if (a) certificates for Shares (or other required documents) are not immediately available, (b) time will not permit all required documents to reach the Depositary prior to the expiration date of the Offer, or (c) the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed prior to the expiration of the Offer;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

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    6.  Return envelope addressed to Boise Cascade Corporation, Shareholder
       Services Department, as Depositary.

    Please furnish copies of items 1-5 above to your clients for whose accounts you hold Shares registered in your name or your nominee's name.

    Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (as extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the expiration date promptly after the expiration date. For purposes of the Offer, Purchaser will be deemed to have accepted tendered Shares for payment if and when Purchaser gives oral or written notice to the Depositary of Parent's acceptance of the Shares for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for Shares or timely confirmation of a book-entry transfer of the Shares, if book-entry transfer is available, into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or exact copy), properly completed and duly executed or, in connection with a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal.

    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

    Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of shares to Purchaser, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

    WE REQUEST AND URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or exact copy), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or the Shares should be tendered by book-entry transfer, according to the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, they may tender by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

    Please direct any inquiries you may have with respect to the Offer to Boise Cascade Corporation, Shareholders Services Department, at 1-800-544-6473. You can request additional copies of the enclosed materials from the Information Agent, D.F. King & Co., Inc., at 212-269-5550.

    NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE DEPOSITARY, OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER (OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS).

                                        Very truly yours,
                                        D. F. King & Co., Inc.

Enclosures

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